EXHIBIT 1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

DATED AS OF APRIL 30, 2019

BETWEEN

ICORECONNECT INC.

AND

CLARICARE INC.

INDEX

ARTICLE I DEFINITIONS		1
1.1	Definitions	1

ARTICLE II PURCHASE AND SALE OF ASSETS		6
2.1	Purchase and Sale	6
2.2	Excluded Assets	6
2.3	Assumption of Only Certain Specified Liabilities and Obligations	7
2.4	No Assumption of Any Other Liability or Obligation	7
2.5	Consideration	8
2.6	Escrow	8
2.7	Closing	8
2.8	Deliveries by Seller	8
2.9	Deliveries by Buyer	9
2.10	Passage of Title at Closing	9
2.11	Assignment of Contracts	9
2.12	Adjustment of Consideration	10
2.13	Tax Treatment	10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER		11
3.1	Organization; Authorization	11
3.2	No Violation	12
3.3	Subsidiaries and Other Equity Investments	12
3.4	Financial Statements	12
3.5	No Undisclosed Liabilities	12
3.6	Absence of Certain Changes	12
3.7	Title to Properties and Assets	13
3.8	Real Property; Real Property Leases	13
3.9	Tax Matters	13
3.10	Material Contracts	14
3.11	Litigation	15
3.12	Patents and Trademarks	15
3.13	Compliance with Laws	15
3.14	Environmental Matters	16
3.15	Governmental Authorizations and Regulations	16
3.16	Employee Benefit Plans and Arrangements	16
3.17	Foreign Corrupt Practices Act	17
3.18	Related Transactions	17
3.19	[Reserved	17
3.20	Certain Disclosures	17
3.21	Brokers	18
3.22	Investment Representation	18
3.23	No Other Representations	18

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ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		18
4.1	Corporate Organization	18
4.2	Capitalization; Stock Ownership	19
4.3	Subsidiaries and Other Equity Investments	19
4.4	Authorization of Agreement; No Violation	19
4.5	Litigation	20
4.6	Validity of Shares	20
4.7	Financial Statements	20
4.8	Absence of Certain Changes	20
4.9	Brokers	20
4.10	No Other Representations	20

ARTICLE V COVENANTS OF SELLER		21
5.1	Buyer Confidential Information	21
5.2	Access, Information and Documents	21
5.3	Conduct of Business Pending Closing	21
5.4	Consents and Approvals	22

ARTICLE VI COVENANTS OF BUYER		22
6.1	Seller Confidential Information	22
6.2	Consents and Approvals	23
6.3	Access to Records	23
6.4	Stock Transfers	23

ARTICLE VII CONDITIONS TO CLOSING AND TERMINATION		23
7.1	Conditions Precedent to Seller’s Obligations	23
7.2	Conditions Precedent to Buyer’s Obligations	24
7.3	Mutual Conditions Precedent to Obligations	24
7.4	Termination by Buyer	25
7.5	Termination by Seller	25
7.6	Effect of Termination	25

ARTICLE VIII INDEMNIFICATION		26
8.1	Survival	25
8.2	Indemnification by Seller	26
8.3	Indemnification by Buyer	26
8.4	Limitations on Indemnification	26
8.5	Third Party Claims	27
8.6	Direct Claims	28
8.7	Exclusive Remedies	28

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ARTICLE IX MISCELLANEOUS		28
9.1	Further Assurances	28
9.2	Expenses	29
9.3	Waiver	29
9.4	Notices	29
9.5	Entire Agreement.	29
9.6	Rights Under this Agreement	30
9.7	Governing Law	30
9.8	Jurisdiction	30
9.9	Waiver of Jury Trial	30
9.10	Invalid Provisions	31
9.11	Headings; References to Sections, Exhibits and Schedules	31
9.12	Counterparts	31
9.13	Specific Performance	31
9.14	Non-recourse	31

Acknowledgement and Signatures Exhibits

A	Escrow Agreement
B	Bill of Sale and Assignment and Assumption Agreement
C	Seller Representation and Warranty Certificate
D	Seller Corporate Matters Certificate
E	Buyer Representation and Warranty Certificate
F	Buyer Corporate Matters Certificate

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of this 30th day of April, 2019 between iCORECONNECT INC., a Nevada corporation (“Buyer”), and CLARICARE INC., an Indiana corporation (“Seller”).

WHEREAS, Seller is engaged in the business of providing cloud based software services to small and medium sized businesses (the “Business”);

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, substantially all of the properties and assets of Seller used in the Business, all upon the terms and conditions hereinafter set forth; and

WHEREAS, Buyer desires to assume from Seller certain of the liabilities of Seller (as and only to the extent specifically described herein).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following terms shall have the respective meanings set forth below throughout this Agreement:

“Affiliate” shall mean, with respect to a specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Assets” shall have the meaning set forth in Section 2.1.

“Assumed Liabilities” shall have the meaning set forth in Section 2.3.

“Bill of Sale and Assignment and Assumption Agreement” shall mean an agreement by and between Buyer and Seller in the form attached hereto as Exhibit B.

“Business” shall have the meaning set forth in the Recitals.

“Business Day” shall mean a day (other than a Saturday or Sunday), on which commercial banks in New York, New York are required or permitted to open.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Confidential information” shall have the meaning set forth in Section 5.1.

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“Buyer Financial Statements” shall have the meaning set forth in Section 4.8.

“Closing” shall have the meaning set forth in Section 2.7.

“Closing Date” shall have the meaning set forth in Section 2.7.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Equity Value” means, (i) in the case of a Sale Transaction described in clause (C) or (D) of the definition of “Sale Transaction” the price per share at which the purchaser(s) purchase (or offer to purchase, in the case of a tender offer) Common Stock; (ii) in the case of a Sale Transaction described in clause (A) of the definition of “Sale Transaction” the per share value of consideration paid or delivered to holders of Common Stock; and (iii) in the case of a Sale Transaction described in clause (B) of the definition of Sale Transaction, the amount of cash available for distribution in respect of a share of Common Stock after deducting One Million One Hundred Seventy Five Thousand Dollars ($1,175,000) from the aggregate consideration paid in the Sale Transaction, and assuming the liquidation of Buyer following such Sale Transaction and the repayment in full of all of Buyer’s outstanding Liabilities other than the Assumed Liabilities.

“Common Stock” shall have the meaning set forth in Section 4.2.

“Contracts” shall mean all written or oral (but only to the extent enforceable) leases, licenses, contracts, agreements, indentures, promissory notes, guarantees, arrangements, commitments and understandings of any kind, and all amendments to any of the foregoing.

“Damages” shall mean losses, obligations, Liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies, Taxes and reasonable expenses and costs, including reasonable attorneys’ and experts’ fees and court costs. “Damages” shall not include any consequential, indirect, punitive or special damages, lost profits, or any damages calculated on the basis of any multiple.

“Deductible” shall have the meaning set forth in Section 8.4.

“Drop Dead Date” shall mean April 30, 2019.

“Eligible Market” means the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the New York Stock Exchange, the NYSE American, the OTC Bulletin Board, OTCQX Market, OTCQB Market or in the “pink sheets” published by the Pink OTC Market, Inc. and, in each case, any successor thereto.

“ERISA” shall have the meaning set forth in Section 3.14(A).

“Escrow Agent” shall mean the Escrow Agent that is a party to the Escrow Agreement among Buyer, Seller and the Escrow Agent attached hereto as Exhibit A.

“Escrow Agreement” shall mean an agreement among Buyer, Seller and the Escrow Agent in the form attached hereto as Exhibit A.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“GAAP” shall mean generally accepted accounting principles in the United States of America, consistently applied.

“Governmental Authority” shall mean any supranational, U.S. or non-U.S. federal, state, local, municipal, county or other governmental, quasi-governmental, administrative or regulatory or self-regulatory authority, body, agency, court, tribunal, commission or other similar entity (including any branch, department, agency or political subdivision thereof).

“Indemnified Party” shall have the meaning set forth in Section 8.4.

“Indemnifying Party” shall have the meaning set forth in Section 8.4.

“IRS” shall have the meaning set forth in Section 3.9.

“Law” shall mean any constitution, treaty, law, statute, code, ordinance, regulation, rule, or injunction of any Governmental Authority.

“Liabilities” shall mean any and all debts, liabilities and obligations, of any kind or nature, including those arising under common law, statute (or other Law), contract or otherwise, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable.

“Lien” shall mean any mortgage, pledge, security interest, lien, adverse claim, levy, charge, or similar encumbrance.

“Litigation” shall have the meaning set forth in Section 3.11.

“Market Price Adjustment Period” means the immediately preceding ten (10) trading day period.

“Market Value” means the VWAP (as defined below) of Buyer’s Common Stock over the Market Price Adjustment Period. “VWAP” means the volume weighted average sale price per share of the Common Stock on the principal United States securities exchange or trading market where the Common Stock is listed or traded as reported by, or based upon data reported by, Bloomberg Financial Markets or an equivalent, reliable reporting service mutually acceptable to Buyer and Seller (“Bloomberg”), or, if no volume weighted average sale price is reported for the Common Stock, then the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security that are listed or quoted on the OTC Bulletin Board, OTCQX Market or OTCQB Market or as reported in the “pink sheets” by the Pink OTC Market, Inc. In the event that a Stock Event is consummated during any period for which the VWAP is to be determined, the VWAP for all trading days during such period prior to the effectiveness of the Stock Event shall be appropriately adjusted by mutual agreement of Buyer and Seller to reflect such Stock Event. The Market Value shall be subject to appropriate adjustment to disregard trading in the Common Stock by Buyer or any of its Affiliates and any other action taken by Buyer or its Affiliates outside of the ordinary course of business that is intended, or reasonably likely to result in, a material change in the Market Value.

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“Material Adverse Effect” means a material and adverse effect or change, in or upon, (i) the Business or the Assets or (ii) the ability of Seller to perform any of its obligations under this Agreement or Other Transaction Documents or to consummate the transactions contemplated by this Agreement or the Other Transaction Documents; provided, that changes or effects relating to any of the following shall not be considered in determining whether a Material Adverse Effect has occurred: (a) changes in economic or political conditions or the financing, banking, credit, currency or capital markets in general (including changes in interest or exchange rates); (b) changes in Laws or interpretations thereof or changes in accounting requirements or principles (including GAAP) or any other change or effect arising out of or relating to any action or order before a Governmental Entity; (c) changes in operating, business, regulatory or other conditions generally affecting industries, markets or geographical areas in which Seller conducts the Business; (d) any actions by Seller taken pursuant to this Agreement or in connection with the transactions contemplated hereby; (e) conduct by Seller after the date of this Agreement and prior to the Closing (i) not prohibited under Article V, (ii) prohibited under Article V but for which Buyer gave its prior written consent or (iii) prohibited under Article V which, if taken by Seller, would have prevented or mitigated any resulting material adverse effect on the results of operations or financial condition of Seller; (f) any natural disaster or any acts of terrorism, sabotage, military action. armed hostilities or war (whether or not declared) or any escalation, worsening or diminution thereof, whether or not occurring or commenced before or after the date hereof, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case, whether or not involving the United States; or (g) any action required to be taken under any Law by which Seller is bound. For the avoidance of doubt, a “Material Adverse Effect” shall be measured only against past performance of Seller, and not against any forward-looking statements, projections or forecasts of Seller or any other Person.

“Material Contract” shall have the meaning set forth in Section 3.10.

“Other Transaction Documents” shall mean collectively, the Escrow Agreement and the Bill of Sale and Assignment and Assumption Agreement.

“Permitted Liens” shall mean with respect to any Person, (a) Liens for Taxes, special assessments or other governmental charges, not yet due or payable, (b) Liens for Taxes being contested in good faith and for which there are adequate reserves on the financial statements of such Person and (c) statutory Liens, contractual landlord’s Liens, carrier’s Liens, warehouse Liens and other Liens created by operation of Law arising in the ordinary course of business with respect to a Liability that is not yet due or that is being contested in good faith.

“Person” shall mean any individual, corporation, partnership, limited liability company, limited partnership, limited liability partnership, firm, joint venture, trust, estate, association, or other entity or organization, including but not limited to, a Governmental Authority.

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“Retained Liabilities” shall have the meaning set forth in Section 2.4.

“Sale Transaction” means any of the following: (A) a consolidation, merger, exchange of shares, recapitalization, reorganization, business combination or other similar event, following which the holders of Common Stock immediately preceding such transaction or event either (i) no longer hold at least 50% of the Common Stock or (ii) no longer have the ability to elect at least 50% of the members of the board of directors of Buyer; (B) the sale or transfer (other than to a wholly owned subsidiary of Buyer) of all or substantially all of the assets of Buyer; (C) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than Buyer or Jerry Smith or Robert McDermott or a group of which either Jerry Smith or Robert McDermott is a member, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of Buyer’s Common Equity representing more than 50% of the voting power of Buyer’s voting equity securities; or (D) an issuance or a related series of issuances by Buyer, of an aggregate number of shares of Common Stock in excess of 50% of Buyer’s outstanding Common Stock as of the date of such issuance.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Confidential Information” shall have the meaning set forth in Section 6.1.

“Seller Deductible” shall have the meaning set forth in Section 8.5.

“Seller Financial Statements” shall have the meaning set forth in Section 3.4.

“Seller’s knowledge”, “knowledge of Seller”, “to the best of Seller’s knowledge” and any and all other similar phrases shall mean the actual knowledge of any of the officers of Seller, or the knowledge that any of the officers of Seller would have had after conducting a reasonable inquiry of all relevant facts and circumstances.

“Stock” shall have the meaning set forth in Section 2.5(A).

“Stock Event” means any stock split, stock dividend, reclassification or similar transaction.

“Tax” or “Taxes” shall mean all (a) federal, state, local or foreign income, alternative or add-on minimum, gross receipts, escheat, capital, capital gains, ad valorem, profits, privilege, payroll, social, stamp, occupation, value added, environmental, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding, premium or similar taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto, (b) any liability for payment of amounts described in clause (a) payable by reason of Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof) or any analogous or similar provision under law, as a result of successor or transferee liability, or being a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes for any period, or otherwise through operation of law, and (c) any liability for payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement.

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“Tax Returns” shall mean any reports, returns, declarations, claims for refund or information return or statement of any kind required to be filed with any Taxing Authority with respect to Taxes.

“Taxing Authority” shall mean any foreign or domestic government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body or other authority exercising any taxing or Tax regulatory authority.

“Third-Party Claim” shall have the meaning set forth in Section 8.5.

“True Up Expiration Date” shall have the meaning set forth in Section 2.12(A).

“True Up Shares” shall have the meaning set forth in Section 2.12(B).

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1 Purchase and Sale. On the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, all of Seller’s right, title and interest in and to the assets of Seller used or held for use in the Business, whether real, personal or mixed, tangible or intangible, wherever located, including without limitation, all of Seller’s goodwill (collectively, the “Assets”), but excluding the Excluded Assets, free and clear of any Liens, other than Permitted Liens.

2.2 Excluded Assets. Notwithstanding anything else contained in this Agreement or in any Other Transaction Document, the following assets of Seller shall not be included in the Assets and shall not be sold or acquired pursuant to this Agreement (collectively, the “Excluded Assets”):

(A) all cash and cash equivalents, and all bank accounts, brokerage accounts or similar accounts;

(B) any Tax refunds of Seller;

(C) Seller’s rights under this Agreement or any Other Transaction Document, including the Stock issued to Seller pursuant to this Agreement;

(D) the tax, medical and other records relating to the Business to the extent nontransferable to Buyer by Law;

(E) all rights of Seller with respect to accounts receivable, notes receivable or other rights to receive payments from any Person that arose, accrued or relate to periods prior to the Closing;

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(F) the Contracts specified on Schedule 2.2(G);

(G) all credits, prepaid expenses, deferred charges, advance payments and security deposits that arose, accrued or relate to periods ending prior to the Closing;

(H) all rights to or claims for refunds, overpayments or rebates of any kind (in addition to Tax refunds) that arose, accrued or relate to periods ending prior to the Closing;

(I) all insurance policies and proceeds, including benefits, claims, rights and proceeds relating thereto, maintained by Seller;

(J) all personal effects, such as personal photographs, books, award certificates, memorabilia, artifacts, mementos, and other similar items of Seller’s stockholders, directors, officers, and employees; and

(K) all causes of action, lawsuits, claims, and demands of any nature, whether or not currently available to or being pursued by Seller, with respect to the Excluded Assets or the Retained Liabilities.

2.3 Assumption of Only Certain Specified Liabilities and Obligations. The only Liabilities and obligations of Seller that Buyer will assume or be obligated to pay, perform or discharge are the following:

(A) the outstanding obligations under Seller’s JPMorgan Chase Bank credit card account in an amount not to exceed $23,000;

(B) any and all claims, suits, actions and Liabilities relating to or affecting the Assets or the Business arising, or occurring during, any period following the Closing, except to the extent such claims, suits, actions and Liabilities are attributable or related in any manner to any breach, default, negligence or other wrongful conduct taken or omitted to be taken by Seller prior to the Closing;

(C) the obligations of fulfilling the commitments of Seller with respect to any subscription products or services sold by Seller prior to the Closing and existing at the Closing and which have been prepaid to Seller prior to the Closing; and

(D) any and all obligations and Liabilities of Seller among under Contracts included in the Assets.

The Liabilities and obligations assumed by Buyer pursuant to this Section 2.3 are referred to collectively as the “Assumed Liabilities”.

2.4 No Assumption of Any Other Liability or Obligation. Except as set forth in Section 2.3 of this Agreement, Buyer shall not assume or be obligated to pay, perform or discharge when due any Liability or obligation of Seller, whether matured or unmatured, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured, contingent or otherwise. Notwithstanding anything contained in this Agreement to the contrary, other than the Assumed Liabilities, Seller will retain and Buyer will not assume or be obligated to pay, perform or discharge, any Liability or obligation of Seller (the “Retained Liabilities”).

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2.5 Consideration. As consideration for the Assets: (i) at the Closing, Buyer will issue to Seller 2,301,007 shares of Common Stock of Buyer (the “Stock”), having an agreed value for purposes of this Agreement of $3,427,000, which number of shares of Common Stock shall be adjusted as provided in Section 2.12, (ii) Buyer will pay to Seller $50,000 by wire transfer of immediately available funds to an account identified by Seller to Buyer not less than three days prior to the Closing, and (iii) Buyer will assume the Assumed Liabilities. Notwithstanding the forgoing, at the Closing stock certificates for the Stock shall be delivered by Buyer as follows:

(A) a stock certificate for 2,070,906 shares of the Stock shall be delivered to Seller, and

(B) a stock certificate for 230,101 shares of the Stock shall be delivered to the Escrow Agent as provided for in section 2.6.

2.6 Escrow. At the Closing, Buyer shall deliver to the Escrow Agent 230,101 shares of Common Stock to be held and delivered by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement. On the date that is six (6) months after the Closing Date, the balance of the shares of Common Stock held by the Escrow Agent shall be released pursuant to the terms of the Escrow Agreement.

2.7 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the office of iCoreConnect Inc. (or at such other place as the parties may mutually agree) at 10:00 a.m. local time, on April 30, 2019 or on such other date as soon as practicable upon which the parties shall mutually agree (or as postponed as the parties shall mutually agree) (such date, the “Closing Date”). If agreed by the parties, the Closing may occur remotely by exchange of counterpart signatures (including by e-mail or electronic signature) and delivery of the various items required pursuant to Sections 2.8 and 2.9.

2.8 Deliveries by Seller. At the Closing, Seller shall:

(A) execute and deliver to Buyer and the Escrow Agent the Escrow Agreement in the form attached hereto as Exhibit A;

(B) execute and deliver to Buyer the Bill of Sale and Assignment and Assumption Agreement in the form attached hereto as Exhibit B;

(C) deliver to Buyer all Seller’s contracts, books, records and other data (including source codes) relating to the Business and the Assets (except Seller’s minute books and all other records which Seller is required by law to keep in its possession, as to which Seller will furnish to Buyer, at Buyer’s cost, at any time or from time to time after the Closing Date, such copies or transcripts as Buyer shall request);

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(D) deliver to Buyer a certificate of Seller in the form attached hereto as Exhibit C; and

(E) deliver to Buyer a certificate of Seller in the form attached hereto as Exhibit D, together with all of the attachments referred to therein.

2.9 Deliveries by Buyer. At the Closing, Buyer shall:

(A) execute and deliver to Seller and the Escrow Agent the Escrow Agreement in the form attached hereto as Exhibit A.

(B) execute and deliver to Seller the Bill of Sale and Assignment and Assumption Agreement in the form attached hereto as Exhibit B;

(C) deliver to Seller a certificate of Buyer in the form attached hereto as Exhibit E;

(D) deliver to Seller a certificate of Buyer in the form attached hereto as Exhibit F, together with all of the attachments referred to therein;

(E) deliver to Seller 2,070,906 shares of Common Stock;

(F) deliver to Seller a stock certificate registered in the name of Seller for the Stock, free and clear of any restrictive legend or stop transfer instruction other than a customary legend to the effect that the Stock has not been registered under the Securities Act;

(G) deliver to Seller $50,000 by wire transfer of immediately available funds to account identified by Seller to Buyer not less than 3 days prior to the Closing; and

(H) deliver to the Escrow Agent 230,101 shares of Common Stock to hold and deliver pursuant to the Escrow Agreement.

2.10 Passage of Title at Closing. At the Closing, assuming due execution of this Agreement and the Other Transaction Documents, title to the Assets shall pass to Buyer. Seller will put Buyer in full, complete and quiet possession and enjoyment of all of the Assets and from and after the Closing the ownership and operation of the Assets and the Business of Seller to be sold to Buyer pursuant to this Agreement shall be for the account and risk of Buyer.

2.11 Assignment of Contracts. Nothing in this Agreement shall be deemed to constitute an assignment or an attempt to assign any Contract to which Seller is a party if the attempted assignment thereof without the consent of the other party to such Contract would constitute a breach thereof or affect in any way the rights of Seller thereunder. If, after Seller has used its commercially reasonable efforts to obtain the consent of any such other party to such Contract, such consent shall not be obtained at or prior to the Closing, or an attempted assignment thereof at the Closing would be ineffective and would affect the rights of Seller thereunder, Seller will reasonably cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits under any such Contract, including the enforcement, at the cost and for the benefit of Buyer, of any and all rights of Seller against such other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.

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2.12 Adjustment of Consideration

(A) Upon the earlier to occur of (i) September 30, 2020 (the “True Up Expiration Date”) and (ii) the first day prior to the consummation of a Sale Transaction, the number of shares of Common Stock comprising the Stock shall be adjusted as set forth in this Section 2.12. For the avoidance of doubt, if a Sale Transaction is not consummated prior to the True Up Expiration Date, the number of shares comprising the Stock shall be adjusted on the True Up Expiration Date pursuant to this Section 2.12.

(B) If (i) a Sale Transaction consummated prior to the True Up Expiration Date reflects a Common Equity Value that is less than the $1.49 per share or (ii) if the Market Value is less than the $1.49 per share, then, in either such case, Buyer shall promptly issue to Seller an aggregate number of shares of Common Stock (“True Up Shares”) equal to (x) the number of shares of Common Stock issued at Closing (2,301,007) (subject to adjustment to reflect any Stock Event occurring after the date hereof) times (y) a fraction the numerator of which is the agreed value per share for purposes of this Agreement of $1.49 and the denominator of which is the Common Equity Value or the Market Value per share (as applicable) of such shares of Common Stock, provided that if the Common Equity Value or the Market Value per share (as applicable) of such shares of Common Stock is less than $0.50 per share then the denominator of which shall be $0.50 (subject to adjustment to reflect any Stock event occurring after the date hereof) minus (z) the number of shares of Common Stock issued at Closing (2,301,007) (subject to adjustment to reflect any Stock Event occurring after the date hereof). If at any time Buyer is required to issue any True Up Shares pursuant to this Section 2.12(B) and the number of shares of Buyer’s Common Stock authorized and available for issuance pursuant to this Section 2.12 is below the number of shares sufficient for the issuance of any True Up Shares, Buyer will promptly take all corporate action necessary to authorize a sufficient number of shares, including, without limitation, calling a special meeting of stockholders (or soliciting written consents of stockholders) to authorize additional shares to meet Buyer’s obligations under this Section 2.12. Buyer covenants and agrees that any and all True Up Shares issued pursuant to this Section 2.12 shall be duly and validly issued, fully paid and nonassessable and not subject to preemptive rights, rights of first refusal or similar rights of any Person or any Liens.

(C) If (i) a Sale Transaction is consummated prior to the True Up Expiration Date and the Sale Transaction reflects a Common Equity Value of $1.49 or more or less than $0.50 or if a Sale Transaction is not consummated prior to the True Up Expiration Date and on the True Up Expiration Date the Market Value is $1.49 or more or less than $0.50, then, in either such case, the number of shares of Common Stock comprising the Stock shall not be adjusted in any manner whatsoever.

2.13 Tax Treatment. Buyer and Seller acknowledge that the intended Tax treatment of the transactions contemplated by this Agreement is a C reorganization within the meaning of Section 368(a)(1)(C) of the Code. Buyer and Seller agree not to take any action or to prepare any document (including any Tax Return) in a manner inconsistent with such treatment.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

3.1 Organization; Authorization.

(A) Seller is a corporation duly incorporated and validly existing under the laws of the State of Indiana and has the power and authority to enter into and perform this Agreement, to carry on the Business as now being conducted and to own and operate the properties and assets now owned and being operated by it. Seller has delivered to Buyer complete and correct copies of Seller’s articles of incorporation and bylaws, in each case, as amended. Seller is duly qualified or licensed to do business and is in good standing as a foreign corporation in each of the jurisdictions set forth in Schedule 3.l(A). Seller is not required to be qualified or licensed to do business as a foreign corporation in any other jurisdiction except such jurisdictions, if any, in which the failure to be so qualified or licensed will not have a Material Adverse Effect. Schedule 3.l(A) sets forth a true and complete list of the names, addresses and titles of the directors and officers of Seller.

(B) The execution and delivery of this Agreement and the Other Transaction Documents by Seller and the performance by Seller of its obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate action on the part of Seller, and no other corporate action or proceeding on the part of Seller is necessary to authorize this Agreement and the Other Transaction Documents. Upon the due execution and delivery by Buyer, this Agreement and each of the Other Transaction Documents are or will be legal, valid and binding obligations of Seller, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(C) The board of directors of Seller has duly authorized the execution and delivery of this Agreement and the Other Transaction Documents and the consummation of the other transactions contemplated hereby and thereby. Seller has delivered to Buyer true and complete copies, certified by Seller’s President, of the resolutions which have been adopted by its board of directors authorizing such execution and delivery and the sale of the Assets and the consummation of such other transactions.

3.2 No Violation. Except as provided in Schedule 3.2 or as would not have a Material Adverse Effect, neither the execution, delivery or performance of this Agreement by Seller nor the consummation by Seller of any of the transactions provided for in this Agreement or contemplated hereby (i) will violate or conflict with Seller’s articles of incorporation or bylaws, (ii) will conflict with or result in any breach of or default under any provision of any Contract of any kind to which Seller is a party or by which Seller is bound or to which any property or asset of Seller is subject, (iii) is prohibited by, or requires Seller to obtain or make any consent, authorization, approval, registration or filing under, any statute, law, ordinance, regulation, rule, judgment, decree or order of any court or Governmental Authority, board, bureau, body, department or authority, or of any other Person, in each case applicable to Seller or any of the Assets or the Business, or (iv) will result in the creation or imposition of any Lien, claim, charge, restriction, equity or encumbrance of any kind whatsoever upon or give to any other Person any interest or right (including any right of termination or cancellation) in or with respect to any of the Assets or the Business.

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3.3 Subsidiaries and Other Equity Investments. Seller does not own, directly or indirectly, any shares of capital stock of any corporation or any equity investment in any partnership, association or other business organization.

3.4 Financial Statements. Seller has previously delivered to Buyer unaudited financial statements of Seller for the fiscal years ended December 31, 2016, December 31, 2017 and December 31, 2018 (collectively, the “Seller Financial Statements”). Except as set forth in the notes thereto, the Seller Financial Statements present fairly in all material respects the financial position of Seller as at the respective dates of said balance sheets and the results of the operations and changes in financial position of Seller for the respective periods.

3.5 No Undisclosed Liabilities. Except for the transactions contemplated by, and Liabilities arising under, this Agreement and (i) Liabilities that are reflected, or for which accruals were established, on the Seller Financial Statements, (ii) Liabilities incurred in the ordinary course of business since December 31, 2018 or (iii) Liabilities otherwise set forth in Schedule 3.5, since December 31, 2018, Seller has not incurred any Liabilities of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise and whether due or to become due) that are required to be reflected or reserved against in a balance sheet prepared in conformity with GAAP applied on a basis consistent with that used in the preparation of the balance sheet of Seller as at December 31, 2018 referred to in Section 3.4.

3.6 Absence of Certain Changes. Since December 31, 2018 (except (i) for the execution and delivery of this Agreement, (ii) as set forth in Schedule 3.6, and as has not had or would not be reasonably likely to have had a Material Adverse Effect), Seller has not:

(A) suffered any damage, destruction or loss of physical property (whether or not covered by insurance) materially or adversely affecting its condition (financial or otherwise) or operations (present or prospective);

(B) incurred or agreed to incur any indebtedness for borrowed money;

(C) paid or obligated itself to pay in excess of $10,000 in the aggregate for any fixed assets;

(D) suffered any substantial loss or waived any substantial right;

(E) sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, any assets having a fair market value at the time of sale, transfer or disposition of $10,000 or more in the aggregate, or canceled, or agreed to cancel, any debts or claims, other than in the ordinary course of business;

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(F) mortgaged, pledged or subjected to any charge, lien, claim or encumbrance, or agreed to mortgage, pledge or subject to any charge, lien, claim or encumbrance, any of its properties or assets;

(G) increased, or agreed to increase, the compensation or bonuses or special compensation of any kind of any of its directors, officers, employees or agents over the rate being paid to them on December 31, 2018, other than normal merit and/or cost-of-living increases pursuant to customary arrangements consistently followed, or adopted or increased any benefit under any insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such director, officer, employee or agent; lost any major customer or had any material order canceled other than in the ordinary course of business;

(H) made or permitted any material amendment or termination of any material contract, agreement or license to which it is a party other than in the ordinary course of business;

(I) had any resignation or termination of employment of any of its key officers or employees or knows of any impending or threatened resignation or resignations or termination or terminations of employment that would have a material adverse effect on its operations (present or prospective) or business (present or prospective); or

(J) made any charitable or political contribution or pledge in excess of $500 in the aggregate.

3.7 Title to Properties and Assets. Seller has good and marketable title to the Assets, subject to no Liens, except for Permitted Liens and as set forth in Schedule 3.7.

3.8 Real Property; Real Property Leases. Except as set forth in Schedule 3.8: (i) Seller does not own or lease any real property and (ii) Seller is not a party to any Contract or option to purchase or lease any real property or interest therein.

3.9 Tax Matters.

(A) All federal, state, local and foreign Tax returns required to be filed by Seller with respect to the Assets or the Business have been properly and timely filed (taking into account applicable extensions) with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed, and all Taxes required to be paid with respect to the Assets or the Business, whether or not reflected on any such Tax returns, have been timely paid.

(B) Schedule 3.9 sets forth for Seller those taxable years for which Tax Returns of Seller related to the Assets or the Business are currently being audited by the Internal Revenue Service (“IRS”).

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(C) Except as set forth in Schedule 3.9, Seller has not executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Taxes related to the Assets.

(D) Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder, member, or other party and complied with all information reporting and backup withholding provisions of applicable Law.

(E) Except as set forth in Schedule 3.9, Seller has no obligation under any written Tax sharing agreement with respect to the Assets or the Business.

3.10 Material Contracts. Except as set forth in Schedule 3.10, Seller is not a party to any of the following Contracts (collectively, the “Material Contracts”):

(A) any Contract with any labor union;

(B) employment or consulting Contract or other Contract for services involving a payment of more than $10,000 annually;

(C) lease, whether as lessee or lessor, with respect to any property, real or personal, involving a payment of more than $10,000 annually;

(D) loan agreement or instrument relating to any indebtedness;

(E) Contract with respect to any subscription, products or services sold by Seller and which have been prepaid to Seller;

(F) Contract of purchase or sale involving more than $10,000;

(G) Contract with any agent, dealer or distributor that is necessary for the continued operation of the Business as currently conducted;

(H) stand-by letter of credit, guarantee or performance bond involving more than $10,000;

(I) Contract restricting the ability of Seller from freely engaging in any business or competing anywhere in the world; or

(J) other Contract, except insubstantial Contracts for supplies or services not involving more than $10,000 and which can be terminated within one year without cost.

Except as set forth in Schedule 3.10 or as would not have a Material Adverse Effect, Seller is not a party to any Material Contract with any Governmental Authority. Each Material Contract listed in Schedule 3.10 is in full force and effect and is valid and enforceable by Seller in accordance with its terms, except as enforceability may be effected by bankruptcy, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Seller is not in default in the observance or the performance of any term or obligation to be performed by it under any Material Contract, except where such default has not had or would not be reasonably likely to have a Material Adverse Effect. To the best of Seller’s knowledge, no other person is in default in the observance or the performance of any term or obligation to be performed by it under any Material Contract with Seller.

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3.11 Litigation. Except as has not had or would not be reasonably likely to have a Material Adverse Effect, or as set forth on Schedule 3.11, there is no claim, legal action, suit, demand letter, arbitration, investigation or pending or possible enforcement action or other legal, administrative, regulatory or other governmental proceeding or hearing (“Litigation”) either at Law or in equity, or before any commission or other Governmental Authority in any state of the United States or in the United States or any foreign jurisdiction, of any kind now pending or, to the best of Seller’s knowledge, threatened or proposed in any manner, involving the Business or the Assets that (i) if asserted and decided adversely to Seller could materially and adversely affect the Business (present or prospective), (ii) questions the validity of this Agreement or any Other Transaction Document or (iii) seeks to delay, prohibit or restrict in any manner any action taken or to be taken by Seller under this Agreement or any Other Transaction Document. Except as set forth in Schedule 3.11, there is no arbitration proceeding pending or, to the knowledge of Seller, threatened in any manner under any collective bargaining agreement or other agreement or otherwise. Neither Seller nor the Business nor any of the Assets is subject to any judicial or administrative judgment, order, decree or restraint.

3.12 Patents and Trademarks. Schedule 3.12 is a complete and correct list of all patents, registered trademarks and registered copyrights used by Seller in connection with the operation of the Business. Except as set forth in Schedule 3.12, (i) Seller does not own any patent relating to any product which it produces or sells or any process used in the manufacture or development of any such product, nor has any license under any patent been issued to it relating to any such product or any such process, and there is no patent which would cover any such product or any such process, (ii) Seller does not own any registered copyright, registered trademark or trade name, nor has any license to use any copyright, trademark or trade name been issued to it and (iii) Seller does not use any registered copyright, registered trademark or trade name in the Business. Each of the patents, registered trademarks and trade names listed in Schedule 3.12 has been validly issued and is owned by Seller, and Seller has the exclusive rights to use all such patents, registered copyrights, registered trademarks and trade names in its business and operations. Except as set forth in Schedule 3.12, Seller does not know of any claim, or any basis of any claim, that Seller has infringed any patent, copyright, trademark, trade name, know-how, trade secret or other proprietary right of any other person. Seller does not know of any potential claim of infringement of any patent, copyright, trademark, trade name, know-how, trade secret or other proprietary right of any other person that has not been asserted but that, if asserted, would have a Material Adverse Effect.

3.13 Compliance with Laws. To the knowledge of Seller, the operations of the Business are not being conducted in violation of any Law applicable to Seller or the Business or any of the Assets, except for violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Seller is in material compliance with (i) all applicable requirements of all United States and foreign Governmental Authorities with respect to environmental protection, including, without limitation, regulations establishing quality criteria and standards for air, water, land and hazardous materials, (ii) all applicable requirements of the Occupational Safety and Health Act of 1970 within the United States and comparable workplace-safety laws of all other jurisdictions and all rules, regulations and orders thereunder and (iii) all applicable Laws and related rules and regulations of all United States and foreign jurisdictions affecting labor union activities, civil rights or employment, including without limitation, in the United States, the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Employment Opportunity Act of 1972, the Employee Retirement Income Security Act of 1974, the Equal Pay Act and the National Labor Relations Act.

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3.14 Environmental Matters. Seller (i) is and for the past three (3) years has been in compliance in all material respects with all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders and decrees applicable to it or its properties, assets, operations and businesses relating to environmental protection including, without limitation, standards relating to air, water, land and the generation, storage, transportation, treatment or disposal of Hazardous Wastes and Hazardous Substances (as such terms are defined in any applicable state or federal environmental law or regulation) (ii) holds and for the past three (3) years has held all necessary permits and other approvals, including, without limitation, interim status under the Federal Solid Waste Disposal Act, necessary to store, dispose of and otherwise handle Hazardous Wastes and Hazardous Substances and has reported, to the extent required by all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders and decrees other than immaterial local environmental permits. To the Seller’s knowledge, there has been no release or threatened release of any hazardous substance at, in, on, under or from any real property currently or formerly owned, leased or operated by Seller during the period such property is or was owned, leased or operated by Seller. Seller has not received any written notice, directive, inquiry or request for information, and there is no litigation pending or, to the knowledge of Seller, threatened against Seller alleging that Seller may be in violation of, not in compliance with or liable under any environmental law or in connection with any release or threatened release of Hazardous Substances.

3.15 Governmental Authorizations and Regulations. Schedule 3.15 lists all licenses, franchises, permits and other governmental authorizations held by Seller material to the conduct of the Business. Such licenses, franchises, permits and other governmental authorizations are valid, and Seller has not received any written notice or is otherwise aware that any Governmental Authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization.

3.16 Employee Benefit Plans and Arrangements.

(A) Pension Benefit Plans Generally. Seller does not sponsor, maintain or contribute to any plan program, fund or arrangement that constitutes an “employee pension benefit plan,” nor has Seller any obligation to contribute to or accrue or pay any benefit under any deferred compensation or retirement funding arrangement on behalf of any employee or employees (such as, for example, and without limitation, any individual retirement account or annuity, any “excess benefit plan” (within the meaning of section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) or any non-qualified deferred compensation arrangement). For the purposes of this Agreement, the term “employee pension benefit plan” shall have the same meaning as is given that term in section 3(2) of ERISA. Seller has not sponsored, maintained or contributed to any employee pension benefit plan, nor is Seller required to contribute to any retirement plan pursuant to the provisions of any collective bargaining agreement establishing the terms and conditions of employment of any of Seller’s employees.

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(B) Stock Option Arrangements. Except as set forth in Schedule 3.16(B), Seller does not sponsor nor has it granted any option under any stock option arrangement for the benefit of any employee or former employee.

(C) Other Employee Benefit Plans and Arrangements. Except as set forth in Schedule 3.16(C), Seller does not sponsor, maintain, support, is otherwise a party to, or has any liability or contingent liability under any plan, program, fund, arrangement or contractual undertaking, whether for the benefit of a single individual or for more than one individual, and whether or not funded, which is in the nature of (i) an employee pension benefit plan, (ii) an employee welfare benefit plan (as defined in section 3(1) of ERISA) or (iii) any incentive or other benefit arrangement for any of its employees, their dependents and/or their beneficiaries.

3.17 Foreign Corrupt Practices Act. Neither Seller nor, to Seller’s knowledge, any director, officer, agent, employee or other person associated with or acting on behalf of Seller has used any corporate funds for any unlawful contribution, gift, entertainment or other expense relating to political activity or made any direct or indirect unlawful payment to any United States or foreign government official or employee from corporate funds or violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or paid or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

3.18 Related Transactions. Except as set forth in Schedule 3.18, Seller is not a party to any Contract in which any director or officer of Seller or any person owning of record or beneficially more than 10% of the outstanding shares of any class of Seller had or has a direct or indirect material interest.

3.19 [Reserved.]

3.20 Certain Disclosures. Schedule 3.20 contains:

(A) a list of all directors, officers and other employees, agents and consultants of Seller whose current annual salary or rate of compensation (including bonus and incentive compensation) is $20,000 or more or to whom Seller has loaned $10,000 or more;

(B) a list of those entities that were the five largest customers of Seller in terms of dollar amount of sales during Seller’s fiscal years ended December 31, 2017 and December 31, 2018, and during the period from January 1, 2019 through the date hereof, together with a statement for each such customer for each such period of the dollar amount of such sales;

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(C) a list of those suppliers of services that were the five largest suppliers of Seller in terms of dollar amount of purchases during Seller’s fiscal years ended December 31, 2017 and December 31, 2018, and during the period from January 1, 2019 through the date hereof, together with a statement for each such supplier for each such period of the dollar amount of such purchases;

(D) a list of all of the outstanding purchase orders of Seller and on the date hereof in excess of $5,000; and

(E) a list of all of the outstanding sales orders of Seller on the date hereof in excess of $5,000.

3.21 Brokers. Except as set forth in Schedule 3.21, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Seller directly with Buyer and without the intervention of any other person and in such manner as not to give rise to any valid claim against any of the parties for any finder’s fee, brokerage commission or like payment.

3.22 Investment Representation. Seller is acquiring the Stock of Buyer to be issued to Seller hereunder for investment and not with a view to the distribution thereof in violation of the Securities Act. Seller and Buyer understand that it is Seller’s intention to liquidate promptly following the Closing and, in connection with such liquidation, to distribute the Stock of Buyer received by Seller at Closing to certain of Seller’s shareholders, noteholders and creditors each of whom either (i) is an “accredited investor” as that term is defined in Regulation D or (ii) has such knowledge and experience in financial and business matters that such shareholder, noteholder or creditor is capable of evaluating the merits and risks of holding such Stock.

3.23 No Other Representations. In entering into this Agreement, Seller acknowledges that it has not relied on any factual representation or opinion of Buyer or its affiliates or representatives (except the specific representations and warranties of Buyer set forth in Article IV). Seller hereby agrees and acknowledges that (a) other than the representations and warranties explicitly made in Article IV, none of Buyer, its Affiliates or any of their respective stockholders, directors, officers, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1 Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the corporate power and authority to enter into, execute and deliver this Agreement and the Other Transaction Documents and to perform its obligations and to consummate the transactions contemplated hereby and thereby, to carry on its business as now being conducted and as proposed to be conducted and to own and operate the properties and assets now owned and being operated by it. Buyer delivered to Seller complete and correct copies of Buyer’s amended and restated articles of incorporation and amended and restated by-laws as in effect on the date hereof. Buyer is duly qualified or licensed to do business and is in good standing as a foreign corporation in each of the jurisdictions set forth in Schedule 4.1. Buyer is not required to be qualified or licensed to do business as a foreign corporation in any other jurisdiction except such jurisdictions, if any, in which the failure to be so qualified or licensed will not have a material adverse effect on the conduct of its business or the ownership or use of any of its properties or assets. Upon the due execution and delivery by Seller, this Agreement and each of the Other Transaction Documents are or will be legal, valid and binding obligations of Buyer, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

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4.2 Capitalization; Stock Ownership. The authorized capital stock of Buyer consists of 600,000,000 shares of Common Stock of the par value of $0.001 per share (the “Common Stock”), of which (as of April 22, 2019 ) 54,471,704 shares were issued and outstanding) and 10,000,000 shares of preferred stock of the par value of $0.001 per share, none of which were issued and outstanding. All such issued shares have been duly authorized and validly issued and are fully paid and nonassessable and none of them was issued in violation of any preemptive or other right. Except as set forth in Schedule 4.2, Buyer is not a party to or bound by any contract, agreement or arrangement to issue, sell or otherwise dispose of or redeem, purchase or otherwise acquire any capital stock or any other security of Buyer or any other security exercisable or exchangeable for or convertible into any capital stock or any other security of Buyer, and, except for this Agreement and as set forth in Schedule 4.2, there is no outstanding option, warrant or other right to subscribe for or purchase, or contract, agreement or arrangement with respect to, any capital stock or any other security of Buyer or any other security exercisable or convertible into any capital stock or any other security of Buyer.

4.3 Subsidiaries and Other Equity Investments. Except and set forth in Schedule 4.3, Buyer does not own, directly or indirectly, any shares of capital stock of any corporation or any equity investment in any partnership, limited liability company, association or other business organization.

4.4 Authorization of Agreement; No Violation. The board of directors of Buyer has duly authorized the execution and delivery of this Agreement and the Other Transaction Documents, the issuance and delivery of the shares of Common Stock to be issued to Seller hereunder (including the Stock and any True Up Shares issuable pursuant to Section 2.12) and the consummation of the other transactions contemplated hereby. Buyer has delivered to Seller true and complete copies, certified by Buyer’s Secretary, of the resolutions which have been adopted by its board of directors authorizing such execution and delivery and the purchase of the Assets, the issuance and delivery of the shares of Common Stock to be issued to Seller hereunder (including the Stock) and the consummation of such other transactions. Neither the execution, delivery or performance of this Agreement or the Other Transaction Documents nor the consummation of any of the transactions provided for hereby or thereby (including, without limitation, the issuance of the Stock and the True Up Shares and the issuance, execution and delivery of the Stock Certificates) (i) will violate or conflict with the amended and restated articles of incorporation or amended and restated by-laws of Buyer, (ii) will conflict with or result in any breach of or default under any provision of any contract or agreement of any kind to which Buyer is a party or by which Buyer is bound or to which any property or asset of Buyer is subject, (iii) is prohibited by or requires Buyer to obtain or make any consent, authorization, approval, registration or filing under any statute, law, ordinance, regulation, rule, judgment, decree or order of any court or governmental agency, board, bureau, body, department or authority, or of any other person or (iv) will result in the creation or imposition of any lien, claim, charge, restriction, equity or encumbrance of any kind whatsoever upon or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to any of the properties, assets, business, agreements or contracts of Buyer.

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4.5 Litigation. There is no Litigation before or by any court, public board or Governmental Authority pending or, to the knowledge of Buyer, threatened against or affecting Buyer or its properties, assets or business, or any director or officer of Buyer that, if adversely determined, would reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement and the Other Transaction Documents.

4.6 Validity of Shares. The shares of Common Stock to be issued to Seller (including the Stock and any True Up Share) are duly authorized and, upon issuance in accordance with the terms hereof, will be duly authorized, validly issued without violation of the preemptive rights of any Person, fully paid and non-assessable and free from taxes and Liens with respect to the issuance thereof, with the holders thereof being entitled to all rights accorded to a holder of shares of Common Stock. Without limiting the foregoing, the issuance, execution by the President and Secretary of Buyer, and delivery to Seller and the Escrow Agent of stock certificates evidencing the Stock has been duly authorized and approved by all necessary corporate action on the part of Buyer.

4.7 Financial Statements. Buyer has previously delivered to Seller audited financial statements of Seller for the fiscal years ended June 30, 2017, December 31, 2017 and December 31, 2018 (collectively, the “Buyer Financial Statements”). Except as set forth in the notes thereto, Buyer Financial Statements present fairly in all material respects the financial position of Buyer as at the respective dates of said balance sheets and the results of the operations and changes in financial position of Buyer for the respective periods presented in conformity with GAAP.

4.8 Absence of Certain Changes. Since December 31, 2018 (except (i) for the execution and delivery of this Agreement and (ii) as set forth in Schedule 4.8) Buyer has conducted its business in the ordinary course consistent with its prior practices and has not had any material and adverse effect or change in or upon its business or assets.

4.9 Brokers. Except as set forth in Schedule 4.9, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Buyer directly with Seller and without the intervention of any other person and in such manner as not to give rise to any valid claim against any of the parties for any finder’s fee, brokerage commission or like payment.

4.10 No Other Representations. In entering into this Agreement, Buyer acknowledges that it has not relied on any factual representation or opinion of Seller or its affiliates or representatives (except the specific representations and warranties of Seller set forth in Article III). Buyer hereby agrees and acknowledges that (a) other than the representations and warranties explicitly made in Article III, none of Seller, its Affiliates or any of their respective shareholders, directors, officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity.

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ARTICLE V

COVENANTS OF SELLER

5.1 Buyer Confidential Information. Except as otherwise agreed to by Buyer in writing, Seller shall, and shall cause its stockholders, directors, officers, consultants, advisors, agents, employees and representatives to, treat the existence of and the terms of this Agreement as strictly confidential except (i) Seller may share this Agreement and its terms with Seller’s tax, legal or financial advisors, (ii) as necessary to enforce Seller’s rights hereunder or (iii) if Seller is compelled to disclose such information by judicial or administrative process or, based upon the advice of legal counsel, by other requirements of applicable Law. Seller agrees that at all times from and after the the Closing Date, it will, and will cause its representatives to, keep secret and retain in the strictest confidence, and will not use for the benefit of itself or others, any Buyer Confidential Information. For purposes of this Agreement, “Buyer Confidential Information” means, any and all proprietary or confidential information regarding Buyer or its business or any of its assets or other properties, including, without limitation, know-how, trade secrets, vendor identities or lists, terms of vendor contracts, customer lists, terms of customer contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques, plans or processes, other than any of the foregoing which (1) are in or become part of the public domain (except through the conduct of Seller, its Affiliates or any of their representatives which violates this Section 5.1), or (2) is required in connection with the preparation of a Tax Return or similar Tax-related filing.

5.2 Access, Information and Documents. From the date hereof until the Closing, Seller will give to Buyer and to its agents and representatives (including, but not limited to, accountants, lawyers and appraisers) full and complete access during normal working hours to any and all of the properties, assets, books, records and other documents of Seller to enable Buyer to make such examination of the Assets and Business and Seller will furnish to Buyer such information and copies of such documents and records in connection with the Assets and the Business as Buyer shall reasonably request. Such access shall be afforded by Seller upon receipt of reasonable advance notice and during normal business hours and shall be had or done in such a manner so as not to interfere with the normal conduct of business of Seller.

5.3 Conduct of Business Pending Closing. From the date hereof until the Closing, except as consented to by Buyer in writing or as contemplated by this Agreement:

(A) Seller will maintain itself at all times as a corporation duly organized, validly existing and in good standing under the laws of Indiana;

(B) Seller will carry on the Business in the ordinary course of its business as heretofore conducted;

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(C) Seller will not declare, authorize or pay any distribution to its shareholders and will not redeem, purchase or otherwise acquire, or agree to redeem purchase or otherwise acquire, any of its shares;

(D) Seller will not pay or obligate itself to pay any compensation, commission or bonus to any director, officer, employee or independent contractor as such, except for the regular compensation and commissions payable to such director, officer, employee or independent contractor at the rate in effect on the date of this Agreement;

(E) Seller will use its commercially reasonable efforts to preserve the Business, to keep available to Buyer the services of its employees and independent contractors and to preserve for Buyer its relationships with suppliers, licensees, distributors and customers and others having business relationships with it;

(F) Seller will not, or obligate itself to, sell or otherwise dispose of or pledge or otherwise encumber, any of the Assets and Seller will maintain the Assets in commercially reasonable operating condition and repair, subject only to ordinary wear and tear; and

(G) Without limiting the foregoing, Seller will consult with Buyer regarding all significant developments, transactions and proposals relating to the Business or the Assets.

5.4 Consents and Approvals. Seller shall use all commercially reasonable efforts to obtain prior to the Closing all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or Governmental Authority, board, bureau, body, department or authority or of any other Person required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE VI

COVENANTS OF BUYER

6.1 Seller Confidential Information. Except as otherwise agreed to by Seller in writing, Buyer shall, and shall cause its directors, officers, consultants, advisors, agents, employees and representatives to, treat the existence of and the terms of this Agreement as strictly confidential except (i) Buyer may disclose this Agreement and its terms to Buyer’s tax, legal or financial advisors, (ii) as necessary to enforce Buyer’s rights hereunder or (iii) if Buyer is compelled to disclose such information by judicial or administrative process or, based upon the advice of legal counsel, by other requirements of applicable Law. Buyer agrees that at all times from and after the date hereof until the Closing Date, it will, and will cause its representatives to, keep secret and retain in the strictest confidence, and will not use for the benefit of itself or others, any Seller Confidential Information. For purposes of this Agreement, “Seller Confidential Information” means, any and all proprietary or confidential information regarding Seller or the Assets or the Business, including, without limitation, know-how, trade secrets, vendor identities or lists, terms of vendor contracts, customer lists, terms of customer contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques, plans or processes, other than any of the foregoing which (1) are in or become part of the public domain (except through the conduct of Buyer, its Affiliates or any of their representatives which violates this Section 6.1), or (2) is required in connection with the preparation of a Tax Return or similar Tax-related filing.

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6.2 Consents and Approvals. Buyer shall use commercially reasonable efforts to obtain prior to Closing all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or Governmental Authority, board, bureau, body, department or authority or of any other person required to be obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

6.3 Access to Records. For a period of six (6) years after the Closing Date, Buyer shall afford Seller and its representative’s reasonable access to all the books and records relating solely to the Assets or the Business that Buyer acquires from Seller for matters related to the preparation of Seller’s Tax Returns, a Tax investigation or audit of Seller. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours and shall be had or done in such a manner so as not to interfere with the normal conduct of business of Buyer. Seller shall be responsible for any costs and expenses incurred by Buyer in retrieving and copying such books and records at Seller’s request. However, if Buyer shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give thirty (30) Business Days’ notice to Seller, and Seller shall have the right at its option and expense to segregate and remove such books and records as Seller may select from those Buyer desires to dispose of within twenty (20) Business Days after receipt of such notice.

6.4 Stock Transfers. Buyer shall take all commercially reasonable actions necessary (including with respect to Buyer’s stock transfer agent) to facilitate the prompt transfer (and notation of such transfer on Buyer’s stock ledger) of the Stock from Seller to Seller’s shareholders, noteholders and creditors (as contemplated in Section 3.22 above).

ARTICLE VII

CONDITIONS TO CLOSING AND TERMINATION

7.1 Conditions Precedent to Seller’s Obligations. The obligation of Seller to consummate the transactions contemplated hereby is subject to the fulfillment or waiver, at or prior to or at the Closing, of all of the following conditions:

(A) Buyer’s Performance. The representations and warranties of Buyer contained in this Agreement shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of said time (except (i) as contemplated by this Agreement and (ii) to the extent, if any, Seller shall waive the same); and Buyer shall have performed and complied in all material respects with all the terms, provisions and conditions of this Agreement to be performed and complied with by Buyer at or before the Closing.

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(B) Consents. Seller shall have obtained all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by Seller, as the case may be, in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

(C) Deliveries. Buyer shall have delivered those documents and other deliverables set forth in Section 2.9.

7.2 Conditions Precedent to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated hereby is subject to the fulfillment or waiver, at or prior to or at the Closing, of all of the following conditions:

(A) Seller’s Performance. The representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of said time (except (i) as contemplated by this Agreement and (ii) to the extent, if any, Buyer shall waive the same); and Seller shall have performed and complied in all material respects with all the terms, provisions and conditions of this Agreement to be performed and complied with by Seller at or before the Closing.

(B) Consents. Buyer shall have obtained all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by Buyer, as the case may be, in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

(C) Deliveries. Seller shall have delivered those documents and other deliverables set forth in Section 2.8.

7.3 Mutual Conditions Precedent to Obligations. The mutual obligations of Seller and Buyer under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions:

(A) No Legal Obstruction. No Law shall have been enacted, no suit, action or proceeding by any third party or Governmental Authority with respect to the transactions contemplated hereby shall be pending or threatened in writing and no order, judgment, injunction, decree or settlement shall have been entered in any such suit, action or proceeding that would have the effect, if adversely determined in the case of any suit, action or proceeding, of (i) making any of the transactions contemplated by this Agreement or the Other Transaction Documents illegal, (ii) otherwise prohibiting or enjoining the consummation of such transactions or (iii) imposing limitations on such transactions and/or the ability of any party hereto to perform its obligations hereunder or under any Other Transaction Document.

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(B) Governmental Authorities’ Approvals and Filings. All consents, approvals, orders and authorizations of, and filings, registrations, qualifications, designations and declarations with, any Governmental Authorities required to consummate the transactions contemplated hereby and by each of the Other Transaction Documents, including under all applicable securities Laws, shall have been made and/or obtained, as applicable.

(C) Escrow Agreement. The Escrow Agent shall have executed and delivered the Escrow Agreement to Buyer and Seller.

7.4 Termination by Buyer. Buyer may, without liability to Buyer, terminate this Agreement by notice to Seller (i) at any time prior to the Closing if material default shall be made by Seller in the observance or in the due and timely performance of any of the terms hereof to be performed by Seller that cannot be cured at or prior to the Closing, (ii) on the Closing Date if any of the conditions in Section 7.2 or Section 7.3 are not previously satisfied, or (iii) on the Drop Dead Date, if the Closing has not yet been consummated.

7.5 Termination by Seller. Seller may, without liability to Seller, terminate this Agreement by notice to Buyer (i) at any time prior to the Closing if material default shall be made by Buyer in the observance or in the due and timely performance of any of the terms hereof to be performed by Buyer that cannot be cured at or prior to the Closing, (ii) on the Closing Date if any of the conditions in Section 7.1 or Section 7.3 are not previously satisfied, or (iii) on the Drop Dead Date, if the Closing has not yet been consummated.

7.6 Effect of Termination. If this Agreement is terminated, this Agreement (except for Section 5.1, Section 6.1, this Section 7.6 and Article IX), shall no longer be of any force or effect and there shall be no liability on the part of any party or its respective directors, officers, or shareholders. If this Agreement shall be terminated, each party will (i) redeliver all documents, work papers and other materials of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, to the party furnishing the same, and (ii) destroy all documents, work papers and other materials developed by its accountants, agents and employees in connection with the transactions contemplated hereby which embody proprietary information or trade secrets furnished by any party hereto or deliver such documents, work papers and other materials to the party furnishing the same or excise such information or secrets therefrom and all information received by any party hereto with respect to the business of any other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for personal advantage or disclosed by such party to any third person to the detriment of the party furnishing such information.

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ARTICLE VIII

INDEMNIFICATION

8.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties made by Seller or Buyer in this Agreement shall survive the Closing for a period of only six (6) months from the Closing Date, at which time such representations and warranties shall expire. None of the covenants or other agreements contained in this Agreement shall survive the Closing other than those by which their terms contemplate performance after the Closing, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms.

8.2 Indemnification by Seller. Subject to the limitations and other provisions contained in this Article VIII including, without limitation, Section 8.4, Seller will indemnify and hold harmless Buyer against any and all Damages incurred by Buyer arising from:

(A) any failure by Seller to perform any covenant or other obligation of Seller contained in this Agreement;

(B) any breach of any representation or warranty of Seller contained in Article III of this Agreement; or

(C) any failure of Seller to pay, perform or discharge any of the Retained Liabilities in accordance with the terms thereof.

8.3 Indemnification by Buyer. Subject to the limitations and other provisions contained in this Article VIII including, without limitation, Section 8.4, Buyer will indemnify and hold harmless Seller against any and all Damages incurred by Seller arising from:

(A) any failure by Buyer to perform any covenant or other obligation of Buyer contained in this Agreement;

(B) any breach of any representation or warranty of Buyer contained in Article IV of this Agreement; or

(C) any Assumed Liability.

8.4 Limitations on Indemnification. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted is referred as the “Indemnifying Party”. The indemnification provided for in Section 8.2 and Section 8.3, as the case may be, shall be subject to the following limitations:

(A) The Indemnified Party shall not be entitled to be indemnified pursuant to Section 8.2(B) or Section 8.3(B), as the case may be, unless and until the aggregate of all Damages incurred by the Indemnified Party exceeds $25,000 (the “Deductible”) and, thereafter, the Indemnified Party shall only be entitled to payment for, and the Indemnifying Party shall only be liable and required to pay, Damages in excess of the Deductible; provided, however, that the limitation in this Section 8.4(A) shall not apply to Damages arising from a breach of the representations and warranties in Sections 3.1, 3.2, 3.7, 3.22, 3.23, 4.1, 4.2, 4.4, 4.6 or 4.10.

(B) The aggregate amount of Damages for which the Indemnifying Party may be liable pursuant to Section 8.2(B) or Section 8.3(B), as the case may be, shall not exceed $350,000; provided, however, that the limitation in this Section 8.4(B) shall not apply to Damages arising from a breach of the representations and warranties in Sections 3.1, 3.2, 3.7, 3.22, 3.23, 4.1, 4.2, 4.4, 4.6 or 4.10.

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(C) The amount of Damages incurred by any Indemnified Party shall be reduced by (i) amounts recovered or recoverable by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor, and (ii) any Tax benefit realized or realizable by the Indemnified Party arising from the incurrence or payment of any such Damages. In computing the amount of any such Tax benefit, the Indemnified Party shall be deemed to fully utilize, at the highest marginal tax rate then in effect, all Tax items arising from the incurrence or payment of any Damages. If an Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by the Indemnifying Part in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(D) Seller shall not be liable under this Article VIII for any Damages arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Buyer had actual knowledge of such inaccuracy or breach prior to the Closing.

(E) If and to the extent Buyer is entitled to indemnification for Damages pursuant to this Article VIII, such indemnifiable Damages shall be satisfied: (i) first, from the Common Stock held by the Escrow Agent and, then, (ii) if, and only if, Buyer is entitled to indemnifiable Damages in excess of the amount of Common Stock then remaining in escrow, from Seller.

8.5 Third Party Claims.

(A) The Indemnified Party shall give prompt notice in writing to the Indemnifying Party of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third-Party Claim”) in respect of which indemnity may be sought under this Agreement. Such notice shall set forth in reasonable detail such Third-Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

(B) The Indemnifying Party shall be entitled to participate in the defense of any Third-Party Claim and, subject to the limitations set forth in this Section 8.5, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense.

(C) If the Indemnifying Party shall assume the control of the defense of any Third-Party Claim (including the right to settle any Third-Party Claim) in accordance with the provisions of this Section 8.5 (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Third-Party Claim, if the settlement does not release the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such Third-Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates and (ii) the Indemnified Party shall be entitled to participate in the defense of any Third-Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by Indemnified Party.

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(D) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

8.6 Direct Claims. In the event the Indemnified Party has a claim for indemnity under this Article VIII against the Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party shall give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party. If, within the 30-day period following receipt of a claim notice, the Indemnifying Party provides written notice that the Indemnifying Party disputes its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 9.8.

8.7 Exclusive Remedies. Subject to Section 9.13, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions in this Article VIII. Nothing in this Section 8.7 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.13 or to seek any remedy on account of fraud by any party hereto.

ARTICLE IX

MISCELLANEOUS

9.1 Further Assurances. Following the Closing, each party hereto agrees that it shall, and shall cause its Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Other Transaction Documents.

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9.2 Expenses. Subject to Section 6.4, whether or not the Closing is consummated, each of the parties will pay all of its own legal and accounting fees and other expenses incurred in the preparation of this Agreement and the performance of the terms and provisions of this Agreement.

9.3 Waiver. The parties hereto may by written agreement (i) extend the time for or waive or modify the performance of any of the obligations or other acts of the parties hereto or (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement.

9.4 Notices. All notices, requests or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered (a) on the date of delivery if delivered personally or, upon confirmation, (b) on the third Business Day following the date of dispatch if delivered by an internationally recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered mail, first-class postage paid,

If to Seller, to:

ClariCare Inc.

924 N. Pennsylvania Ave., Suite C

Indianapolis, IN 46204

Attn: Patrick Malloy, President and Cofounder

with a copy to:

Thompson Hine LLP

312 Walnut Street, 14th Floor

Cincinnati, Ohio 45202

Attention: Tony Hornbach, Esq. and Todd Schild, Esq.

if to Buyer. to:

iCoreConnect Inc.

13506 Summerport Parkway, Suite 160

Windermere, Florida 34786

Attention: Robert McDermott, President and Chief Executive Officer

with a copy to:

Samuel B. Fortenbaugh III, Esq.

45 Rockefeller Plaza, Suite 2000

New York, NY 10011

9.5 Entire Agreement. This Agreement, the Exhibits hereto and the Other Transaction Documents embody the entire agreement among the parties and there have been and are no agreements, representations or warranties, oral or written among the parties other than those set forth or provided for herein or therein. This Agreement may not be modified or changed, in whole or in part, except by a supplemental agreement signed by each of the parties hereto.

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9.6 Rights Under this Agreement. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by any party without the prior written consent of the other party. Nothing contained in this Agreement is intended to confer upon any person, other than the parties to this Agreement and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida applicable to agreements made and to be performed in the State of Florida and shall be construed without regard to any presumption or other rule requiring the construction of an agreement against the party causing it to be drafted.

9.8 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Middle District of Florida or any Florida State court, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Florida, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

9.9 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9.

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9.10 Invalid Provisions. In the event that any provision of this Agreement is held to be illegal, invalid or unenforceable in a final, unappealable order or judgment (each such provision, an “invalid provision”), then such provision shall be severed from this Agreement and shall be inoperative, and the parties promptly shall negotiate in good faith a lawful, valid and enforceable provision that is as similar to the invalid provision as may be possible and that preserves the original intentions and economic positions of the parties as set forth herein to the maximum extent feasible, while the remaining provisions of this Agreement shall remain binding on the parties hereto. Without limiting the generality of the foregoing sentence, in the event a change in any applicable Law, makes it unlawful for a party to comply with any of its obligations hereunder, the parties shall negotiate in good faith a modification to such obligation to the extent necessary to comply with such Law, that is as similar in terms to the original obligation as may be possible while preserving the original intentions and economic positions of the parties as set forth herein to the maximum extent feasible.

9.11 Headings; References to Sections, Exhibits and Schedules. The headings of the Sections, paragraphs and subparagraphs of this Agreement are solely for convenience and reference and shall not limit or otherwise affect the meaning of any of the terms or provisions of this Agreement. The references herein to Sections, Exhibits and Schedules, unless otherwise indicated, are references to sections of and exhibits and schedules to this Agreement.

9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but which together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a mutually executed counterpart to this Agreement.

9.13 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to any and all available equitable relief (including, without limitation, specific performance of the terms hereof).

9.14 Non-recourse. This Agreement may only be enforced against, and any claim, action, suit other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, shareholder, Affiliate, agent, attorney or other representative of any party hereto or any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

[Remainder of page left intentionally blank.]

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IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date first above written.

ICORECONNECT INC.

By:
Robert McDermott
President and Chief Executive Officer

CLARICARE INC.

By:
Patrick Malloy
President and Cofounder

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EXHIBIT A

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Escrow Agreement”) made this 30th day of April 2019, among ICORECONNECT INC., a Nevada corporation (“Buyer”), CLARICARE INC., an Indiana corporation (“Seller”), and PNC Bank, National Association (the “Escrow Agent”).

WHEREAS, Buyer and Seller entered into an Asset Purchase Agreement dated as of April 30, 2019 (the “Asset Purchase Agreement”), pursuant to which Buyer is purchasing from Seller all of the Assets and assuming the Assumed Liabilities (in each case, as defined in the Asset Purchase Agreement);

WHEREAS, in accordance with Section 2.6 of the Asset Purchase Agreement, Buyer is depositing with the Escrow Agent 230,101 shares of Common Stock of Buyer (the “Escrowed Stock”); and

WHEREAS, Seller and Buyer desire the Escrow Agent to receive, hold and disburse the Escrowed Stock in accordance with the terms, conditions and provisions of this Escrow Agreement, and the Escrow Agent is willing to do so.

NOW, THEREFORE, the parties hereto agree as follows:

1. The Escrow Agent hereby acknowledges the receipt from Buyer of a statement setting forth the balance of Escrowed Stock registered on the books of the Buyer (or its Stock Transfer Agent) in the name of PNC Bank, National Association as Escrow Agent FBO Claricare Inc. The Escrow Agent agrees to hold and direct disbursement of the Escrowed Stock, all dividends and other distributions, if any, received thereon (collectively, “Dividends”), and to act as escrow agent, in accordance with all of the terms, conditions and provisions of this Escrow Agreement.

2. Subject to the terms, conditions and provisions of this Escrow Agreement, Seller shall retain, and have the sole power and authority to exercise, all of the rights and privileges of a holder of each share of Escrowed Stock (and any non-cash Dividends), including, without limitation, the right to vote, and make any election with respect to, each share of Escrowed Stock (and any non-cash Dividends), unless and until such share of Escrowed Stock (or non-cash Dividend) is delivered to Buyer pursuant to the terms and conditions contained in this Escrow Agreement through the Escrow Agent under written direction. Pursuant to the terms and conditions contained in this Escrow Agreement, upon notification of an annual meeting, special meeting or otherwise an indication of a vote or election received by the Escrow Agent, the Escrow Agent shall refrain from voting or making an election for the Escrow Shares until it receives written direction from the Seller on its election or vote. Notwithstanding the foregoing, Seller shall not be entitled to transfer the Escrowed Stock or any interest therein for so long as the Escrowed Stock remains subject to this Agreement, except that Seller has the right to transfer beneficial ownership in the Escrow Stock to Seller’s shareholders, noteholders and creditors in proportion to their interest in Seller. Notwithstanding anything to the contrary, the Escrow Agent shall not be responsible to record and track any transfer of beneficial ownership and shall rely exclusively on Joint Written Instruction as defined in the Escrow Agreement for the disbursement of Escrowed Stock.

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3. Escrow Agent may resign and be discharged from the performance of its duties hereunder at any time by giving at least ten (10) days’ prior written notice to Seller and Buyer specifying the date when such resignation shall take effect. Upon any such notice of resignation, Seller and Buyer shall jointly issue to Escrow Agent a Joint Written Instruction (as defined below) authorizing the delivery of a stock power signed by the Escrow Agent, transferring the Escrowed Stock (and any non-cash Dividends) to a bank or trust company that has been retained as successor to Escrow Agent hereunder prior to the effective date of such resignation.

4. Buyer may, from time to time during the term of this Escrow Agreement, give written notice (hereinafter called a “claim notice”) to the Escrow Agent and Seller to the effect that Buyer believes Buyer is entitled to be paid a specific amount (such amount, the “Escrow Claim Amount”) under Article VIII of the Asset Purchase Agreement. Each claim notice shall be delivered simultaneously to the Escrow Agent and Seller and shall set forth a brief description of the basis upon which Buyer believes it is entitled to indemnification under the provisions of Article VIII of the Asset Purchase Agreement, the Escrow Claim Amount, and Buyer’s calculation of the number of shares of Escrowed Stock required to satisfy such Escrow Claim Amount (in each case, determined in accordance with Section 5(b)). Seller shall have the right to dispute any claim notice, in whole or in part, at any time prior to the 30th day from the receipt of such claim notice (such 30th day, the “Deadline”) by delivering an objection notice (an “objection notice”) to the Escrow Agent and Buyer, setting forth the nature of Seller’s objection. If an objection notice is delivered hereunder, the Escrow Claim Amount to which such objection notice relates shall be deemed a “Disputed Amount.”

5. (a) The Escrow Agent shall deliver an executed stockpower to the Buyer’s transfer agent (such delivery instructions set forth on Exhibit A) directing the transfer to the Buyer (in accordance with Section 5(b)), promptly following the applicable Deadline, the portion of any Escrow Claim Amount with respect to which no objection notice is delivered prior to the applicable Deadline. A number of shares of Escrowed Stock required to satisfy the Disputed Amount (as determined in accordance with Section 5(b)) (the “Disputed Share Amount”) shall be held by the Escrow Agent until the Escrow Agent shall have received either: (i) Joint Written Instructions (as defined below) executed by each of Seller and Buyer with respect to the Disputed Share Amount, at which time the Escrow Agent shall (y) promptly deliver an executed stockpower to the Buyer’s transfer agent directing the transfer for the Disputed Share Amount or portion thereof, if any, as specified in the Joint Written Instructions and/or (z) retain the Disputed Share Amount or portion thereof, if any, as specified in the Joint Written Instructions in escrow hereunder, in each case, as directed in the Joint Written Instructions; or (ii) a judgment, order or decree of an arbitrator, court or other judicial body with respect to the Disputed Share Amount, together with a certificate of the presenting party to the effect that such judgment is final and from a court of competent jurisdiction or arbitrator having proper authority (a “Final Order”). If Buyer or Seller delivers a Final Order to the Escrow Agent, the Escrow Agent will, as applicable, (A) deliver an executed stockpower to the Buyer’s transfer agent directing the transfer to Buyer of the portion of the Disputed Share Amount Buyer is entitled to receive, as set forth in such Final Order, out of the Escrowed Stock held by the Escrow Agent hereunder after the expiration of 30 days from the receipt of such Final Order; provided, however, that if within the 30-day period after the delivery of such Final Order to the Escrow Agent and Seller, Seller delivers to the Escrow Agent and Buyer a certificate to the effect that it has a right to appeal from such judgment or seek review thereof in a higher court and intends to prosecute such appellate proceedings, and thereafter does prosecute such appellate proceedings, the Escrow Agent will make no disbursement hereunder to Buyer until 30 days after Buyer has delivered to the Escrow Agent and Seller a Final Order of the appellate court disposing of such proceedings, and then only in accordance with the judgment as in effect after the entry of such order, or until Buyer and Seller have delivered to the Escrow Agent a Joint Written Instruction as set forth above; and provided further, in the event that further appellate proceedings may be taken in a higher court, Seller may obtain a further stay of any disbursement by the Escrow Agent in the same manner and with the same duration and effect as provided for in the immediately preceding proviso clause; or (B) to the extent such Final Order provides that Seller is the prevailing party with respect to some or all of the Disputed Amount, continue to hold as part of the Escrowed Stock (if such Final Order is delivered prior to the Escrow Termination Date (as defined below)) or disburse to Seller (if such Final Order is delivered on or after the Escrow Termination Date) the Disputed Share Amount with respect to the portion of the Disputed Amount as to which Seller shall have prevailed.

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(b) In the event that Buyer is entitled to receive payment in respect of an Escrow Claim Amount or portion thereof in accordance with this Escrow Agreement, Buyer shall be entitled to receive a number of shares (the “Disbursement Shares”) of the Escrowed Stock determined by dividing the amount of the Escrow Claim Amount or portion thereof to which Buyer is entitled by $1.49, which shares shall be delivered to Buyer in accordance with this Agreement. In such event, (i) the Buyer and Seller shall issue and deliver Joint Written Instructions to the Escrow Agent, providing for the transfer of the Disbursement Shares to Buyer, (ii) to the extent the number of shares of Escrowed Stock exceeds the number of Disbursement Shares, the Buyer shall deliver to the Escrow Agent a statement representing a number of shares of Common Stock equal to such excess, issued in the name of the Escrow Agent and (iii) upon receipt of the documentation specified in clauses (i) and (ii) of this sentence, the Escrow Agent shall deliver a stockpower to the Buyer’s transfer agent directing the transfer of Disbursement Shares to the Buyer.

(c) At any time, Buyer and Seller may deliver to the Escrow Agent written notice (a “Joint Written Instruction”), signed by a duly authorized representative of each of Buyer and Seller, directing Escrow Agent to disburse the Escrowed Stock or any portion thereof in the manner set forth in such Joint Written Instruction, that includes the amount of shares, name, address, and tax identification number for the payee of the Escrowed Stock, at which time the Escrow Agent shall promptly deliver an executed stockpower to the Buyer’s transfer agent directing the transfer of Escrowed Stock specified in such Joint Written Instructions in accordance with such Joint Written Instructions.

6. Buyer’s right to file claim notices under Section 4 of this Escrow Agreement shall terminate at the close of business on the date six (6) months after the date of this Escrow Agreement (the “Escrow Termination Date”). On the first business day following the Escrow Termination Date, upon the delivery by the Escrow Parties to the Escrow Agent Joint Written Instruction, the Escrow Agent shall deliver an executed stockpower to the Buyer’s transfer agent directing the transfer to Seller the balance, if any, of the shares of Escrowed Stock and any other funds or assets held by the Escrow Agent hereunder; provided, however, that if on the Escrow Termination Date there exists any Disputed Amount, and/or Escrow Agent has in its possession any claim notice or notices properly and timely delivered to Escrow Agent and Seller pursuant to the Asset Purchase Agreement and Section 4 above as to which the Deadline has not occurred (a “Pending Claim Notice”), the Escrow Agent shall continue to hold, and shall direct transfers, in accordance with this Escrow Agreement of (i) the Disputed Share Amount with respect to such Disputed Amount and (ii) a number of shares of Escrowed Stock as may be required to satisfy the Escrow Claim Amount specified in the Pending Claim Notice (as determined in accordance with Section 5(b)).

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7. The Escrow Agent shall have no duties or obligations hereunder except those specifically set forth herein, and such duties and obligations shall be determined solely by the express provisions of this Escrow Agreement. In connection with its duties hereunder, the Escrow Agent shall be protected in acting or refraining from acting upon any written notice, request, consent, certificate, order, affidavit, letter, telegram or other document furnished to it hereunder and believed by it to be genuine and to have been signed or sent by the proper party or parties; and the Escrow Agent shall not be liable for anything it may do or refrain from doing in connection with its duties hereunder except as a result of its own gross negligence, willful misconduct or bad faith. Buyer and Seller, jointly and severally, shall indemnify and hold harmless the Escrow Agent and its affiliates and its and their officers, directors, employees, advisors, agents, other representatives and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses (including reasonable legal expenses and costs), to which any such Indemnified Person may become subject to arising out of or in connection with this Agreement or any claim, litigation, investigation or proceeding relating to any of the foregoing (each, a “Proceeding”); provided that the foregoing indemnity shall not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision). The Escrow Agent may consult counsel and shall be protected in respect of any action taken or omitted to be taken by it in good faith on the advice of such counsel. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages of any kind whatsoever (including lost profits), even if Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

8. The Escrow Agent shall be paid a one-time fee of $2,500 and reimbursed for all reasonable out-of-pocket expenses incurred by it in connection with the performance of its duties and obligations under this Escrow Agreement, including without limitation fees and expenses of legal counsel, accountants and other agents, tax preparation, reporting and filing, publications, and filing and recording fees; or in the event the Escrow Agent renders any service not contemplated in this Escrow Agreement or if there is any assignment of interest or any material modification in the subject matter of this Escrow Agreement. Buyer shall bear 100% of any and all of such expenses. The Escrow Agent shall render statements to Buyer and Seller setting forth in detail the amounts of its fees and charges hereunder and the basis upon which such fees and charges were computed and the period or periods covered thereby.

9. Any notices, affidavits or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed first class certified mail, postage prepaid, addressed if to Buyer, to Robert McDermott, President, iCoreConnect Inc., 13506 Summerport Village Parkway, #160, Windermere, Florida 34786 (with a copy to Samuel B Fortenbaugh III, Esq. 45 Rockefeller Plaza, Suite 2000, New York, New York 100111); if to Seller, to ClariCare Inc., 924 N. Pennsylvania Ave., Suite C, Indianapolis, IN 46204, Attention: Patrick Malloy, President and Cofounder (with a copy to Thompson Hine LLP, 312 Walnut Street, 14th Floor, Cincinnati, Ohio 45202, Attn: Tony Hornbach, Esq. and Todd Schild, Esq.); and if to the Escrow Agent, to PNC Bank NA, Attn: James Baughman, 116 Allegheny Center Mall (P8-YB35-02-Z), Pittsburgh PA 15212, or to such other address as may have been furnished in writing to the party giving notice by the party to whom notice is to be given.

10. This Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns but shall not be assignable by any party hereto without the written consent of all of the other parties hereto.

11. This Escrow Agreement may be executed in any number of counterparts, each of which shall be an original, but which together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a mutually executed counterpart to this Agreement.

12. This Escrow Agreement and the Asset Purchase Agreement embody the entire agreement between the parties with respect to the subject matter hereof, and there have been and are no agreements, representations or warranties, oral or written, between the parties other than those set forth or provided for in this Escrow Agreement and the Asset Purchase Agreement. This Escrow Agreement may not be modified or changed, in whole or in part, except by a supplemental agreement signed by all of the parties hereto.

13. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

[Remainder of Page Left Intentionally Blank; Signature Page Follows.]

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IN WITNESS WHEREOF, the parties have duly executed this Escrow Agreement on the date and year first above written.

ICORECONNECT INC.

By:
Name:	Robert McDermott
Title:	President

CLARICARE INC.

By:
Name:	Patrick Malloy
Title:	President and Cofounder

PNC Bank, National Association, as Escrow Agent

By:
Name:
Title:

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Exhibit A

Buyer’s Transfer Agent Delivery Instructions

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EXHIBIT B

BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”), dated as of April 30, 2019, is entered into by and between iCORECONNECT INC., a Nevada corporation (“Buyer”), and CLARICARE INC., an Indiana corporation (“Seller”). Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Asset Purchase Agreement (as defined below).

RECITALS

WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of April 30, 2019 (the “Asset Purchase Agreement”), by and between Seller and Buyer (i) Seller has agreed to sell, assign, transfer, convey and deliver to Buyer the Assets, free and clear of all Liens, other than Permitted Liens, and (ii) Seller has agreed to assign, and Buyer has agreed to assume the Assumed Liabilities (and no others).

NOW, THEREFORE, pursuant to the Asset Purchase Agreement, and in consideration of the above premises and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

(1) Assignment; Bill of Sale.

(a)	Pursuant to the Asset Purchase Agreement, Seller does hereby irrevocably and unconditionally sell, assign, convey, transfer and deliver to Buyer, for itself and its successors and assigns forever, all of Seller’s right, title and interest in and to the Assets, free and clear of all Liens (other than Permitted Liens), as of the date hereof, to have and to hold the same and each and all thereof unto Buyer, for itself and its successors and assigns forever, to its and their own use and benefit forever.

(b)	Notice of the assignment under this Assignment may be given at the option of either Buyer or Seller to any party to any Contract or to such party’s duly authorized agents.

(2) Acceptance and Assumption. Buyer does hereby irrevocably and unconditionally (i) purchase and accept from Seller all of Seller’s right, title, and interest in and to the Assets as of the date hereof, to have and to hold the same and each and all thereof unto Buyer, for itself and its successors and assigns forever, to its and their own use and benefit forever and (ii) assume the Assumed Liabilities (and no others) and agrees to discharge and perform such Assumed Liabilities as they come due on the terms and subject to the conditions set forth in the Asset Purchase Agreement. Notwithstanding anything in this Assignment to the contrary, Buyer shall not assume nor be deemed to have assumed any Retained Liabilities or any Liabilities other than the Assumed Liabilities. The assumption by Buyer of any Assumed Liabilities shall not enlarge the rights of any third party with respect to any Assumed Liabilities nor shall it prevent Buyer from contesting or disputing any such Assumed Liability.

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(3) Governing Law. The validity, interpretation and effect of this Assignment shall be governed by, and construed in accordance with, the laws of the State of Florida without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

(4) Titles and Headings. The titles, captions and headings in this Assignment are for reference purposes only and shall not in any way define, limit, extend or describe the scope of this Assignment or otherwise affect the meaning or interpretation of this Assignment.

(5) Asset Purchase Agreement Controlling. Notwithstanding any other provisions of this Assignment to the contrary, nothing contained herein shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge, diminish, limit or in any way affect the provisions, including warranties, covenants, agreements, conditions, representations or, in general, any of the rights and remedies, or any of the obligations, of Seller or Buyer set forth in the Asset Purchase Agreement. This Assignment is subject to and controlled by the terms of the Asset Purchase Agreement.

(6) Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns and nothing herein is intended or shall be construed to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights, remedies or claims under, or by any reason of, this Assignment or any term, covenant or condition hereof.

(7) Counterparts. This Assignment may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Assignment by facsimile or other electronic transmission shall be effective as delivery of a mutually executed counterpart to this Assignment.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Assignment to be executed by its duly authorized officer(s) as of the day and year first above written.

ICORECONNECT INC.

By:
Robert McDermott
President and Chief Executive Officer

CLARICARE INC.

By:
Patrick Malloy
President and Cofounder

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EXHIBIT C

CLARICARE INC.

CERTIFICATE

This Certificate is being executed and delivered pursuant to that certain Asset Purchase Agreement, dated as of April ________, 2019 (the “Asset Purchase Agreement”) by and between iCORECONNECT INC., a Nevada corporation (“Buyer”) and CLARICARE INC., a Indiana corporation (“Seller”). The undersigned duly authorized officer of Seller does hereby certify, for and on behalf of Seller and in its name, that:

(a) All representations and warranties by Seller contained in the Asset Purchase Agreement are true and correct in all material respects at and as of the date hereof as though such representations and warranties were made at and as of the date hereof (except as contemplated by the Asset Purchase Agreement).

(b) Seller has performed and complied in all material respects with all the terms, provisions and conditions of the Asset Purchase Agreement to be performed and complied with by Seller at or before the date hereof.

IN WITNESS WHEREOF, Seller has executed this Certificate as of this ______ day of April 2019.

CLARICARE INC.

By:
Patrick Malloy
President and Cofounder

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EXHIBIT D

CLARICARE INC.

OFFICER’S CERTIFICATE

Patrick Malloy, President and Cofounder of CLARICARE INC., an Indiana corporation (“Seller”), hereby certifies, pursuant to that certain Asset Purchase Agreement, dated as of April ________, 2019 (the “Asset Purchase Agreement”) by and between iCORECONNECT Inc. and Seller, for and on behalf of Seller and in its name, that:

a) Attached hereto as Exhibit A is a full, true and correct copy of the Articles of Incorporation of Seller, as amended, certified by the Secretary of State of the State of Indiana on ________, 2019;

b) No proceeding for the amendment of the Articles of Incorporation of Seller referred to above has been taken or is pending;

c) No proceeding for the merger, consolidation, sale of assets and business (except as contemplated by the Asset Purchase Agreement) or dissolution of Seller (except as contemplated by the Asset Purchase Agreement) has been taken or is pending;

d) Attached hereto as Exhibit B is a full, true and correct copy of the By-Laws, as amended, of Seller as in full force and effect on January 1, 2019 and at all times thereafter to and including the date hereof;

e) Attached hereto as Exhibit C is a full, true and correct copy of certain resolutions duly adopted by the Board of Directors of Seller on April ________, 2019; and said resolutions have not been amended or revoked and are in full force and effect as of the date hereof;

f) The persons named below are and at all times since January 1, 2019 have been duly elected and qualified incumbents of the respective offices of Seller set forth at the left of their respective names, and the signatures at the right of said names, respectively, are the genuine signatures of said officers:

Title:	Name:	Specimen Signature
President and Cofounder	Patrick Malloy

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IN WITNESS WHEREOF, I have hereunto signed this Certificate as of this _______ day of April, 2019.

Patrick Malloy, President and Cofounder

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EXHIBIT E

iCORECONNECT INC

CERTIFICATE

This Certificate is being executed and delivered pursuant to that certain Asset Purchase Agreement, dated as of April ________, 2019 (the “Asset Purchase Agreement”) by and between iCORECONNECT INC., a Nevada corporation (“Buyer”), and CLARICARE INC., an Indiana corporation (“Seller”). The undersigned duly authorized officer of Buyer does hereby certify, for and on behalf of Buyer and in its name, that:

(a) All representations and warranties by Buyer contained in the Asset Purchase Agreement are true and correct in all material respects at and as of the date hereof as though such representations and warranties were made at and as of the date hereof (except as contemplated by the Asset Purchase Agreement).

(b) Buyer has performed and complied in all material respects with all the terms, provisions and conditions of the Asset Purchase Agreement to be performed and complied with by Buyer at or before the date hereof.

IN WITNESS WHEREOF, Buyer has executed this Certificate as of this ________ day of April, 2019.

ICORECONNECT INC.

Robert McDermott
President and Chief Executive Officer

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EXHIBIT F

iCORECONNECT INC

CERTIFICATE OF SECRETARY

Alyse Fidanza, Secretary of ICORECONNECT INC., a Nevada corporation (“Buyer”), hereby certifies, pursuant to that certain Asset Purchase Agreement, dated as of April ________, 2019 (the “Asset Purchase Agreement”) by and between Buyer and CLARICARE INC., an Indiana corporation, for and on behalf of Buyer and in its name, that:

(a) Attached hereto as Exhibit A is a full, true and correct copy of the Amended and Restated Articles of Incorporation of Buyer, certified by the Secretary of State of the State of Nevada on ___________, 2017;

(b) No proceeding for the amendment of the Amended and Restated Articles of Incorporation of Buyer referred to above has been taken or is pending;

(c) No proceeding for the merger, consolidation, sale of assets and business or dissolution of Buyer has been taken or is pending;

(d) Attached hereto as Exhibit B is a full, true and correct copy of the Amended and Restated By-Laws of Buyer as in full force and effect on October 1, 2018 and at all times thereafter to and including the date hereof;

(e) Attached hereto as Exhibit C is a full, true and correct copy of certain resolutions duly adopted by the Board of Directors of Buyer on April _____, 2019 and said resolutions have not been amended or revoked and are in full force and effect as of the date hereof;

(f) The persons named below are and at all times since January 1, 2019 have been duly elected and qualified incumbents of the respective offices of Buyer set forth at the left of their respective names, and the signatures at the right of said names, respectively, are the genuine signatures of said officers:

Specimen Signature
President and Chief Executive Officer	Robert McDermott	_______________________

Secretary	Alyse Fidanza	_______________________

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IN WITNESS WHEREOF, I have hereunto signed this Certificate as of this _____ day of April, 2019.

Alyse Fidanza
Secretary

Robert McDermott, President and Chief Executive Officer, hereby certifies that Alyse Fidanza is and at all times since January 1, 2019 has been the duly elected Secretary of Buyer and that the signature above at the right of her name is her genuine signature.

Robert McDermott
President and Chief Executive Officer

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